Exhibit 99.1 Press Release
NEWS RELEASE
CanWest Petroleum Corporation announces listing on
the American Stock Exchange
Calgary, Alberta — CanWest Petroleum Corporation (Amex: BQI) announces today that its common stock will begin trading this morning on the American Stock Exchange (“Amex”) under the trading symbol “BQI”. The company selected AGS Specialist Partners as its specialist.
“We anticipate that our listing on the American Stock Exchange will provide our shareholders with a more efficient trading market, and thus provide us with enhanced shareholder value,” said T. Murray Wilson, the Company’s Executive Chairman.
“We are pleased to welcome CanWest Petroleum Corp. to the American Stock Exchange,” said John McGonegal, Senior Vice President of the Amex Equities Group. “Many energy companies have chosen the Amex as their home, and we are confident we can offer CanWest Petroleum the value-added services that a growing company needs to succeed in today’s competitive market.”
To recognize its listing on Amex, the Company has been invited to participate in the traditional opening bell ringing ceremony at the exchange on Tuesday morning, August 29, 2006. T. Murray Wilson and Christopher H. Hopkins, President and Chief Executive Officer and other officials of the Company plan to be in New York to participate in the ceremony.
The Company also announces that it intends to launch its updated web site on Tuesday, August 29, 2006 (www.canwestpetroleum.com).
CanWest Petroleum is engaged in a variety of projects in the oil and gas industry in Western Canada with an emphasis on oil sands and oil shale. Its lead project is an oil sands exploration program being conducted in the Province of Saskatchewan by its subsidiary, Oilsands Quest Inc.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies’ operations, markets, products and prices, and including other factors discussed in CanWest Petroleum Corporation’s various filings with the Securities and Exchange Commission.
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